UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                             March 31,
                                                         1998        1997
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $(7,035)    $11,492

 Average Shares of Common Stock Outstanding             32,139      32,139
                                                      ---------    --------

Basic Earnings Per Share                               $ (0.22)    $  0.36
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $(7,035)    $11,492

 Average Shares of Common Stock Outstanding             32,139      32,139
 Effect of Dilutive Securities:
  Warrants*                                                189           -
  Options                                                  158          32
                                                      ---------    --------
 Total Shares                                           32,486      32,171
                                                      ---------    --------

Diluted Earnings Per Share                             $ (0.22)    $  0.36
                                                      =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.